UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SciClone Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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Talking Points/Script for SciClone Employee Meetings

Colleagues,

We want to share with you some important and exciting news that we announced publicly this morning in the U.S. After long and careful consideration and evaluation of various strategic alternatives for our Company, our Board of Directors and management team have decided to enter into a definitive agreement to be acquired by a consortium consisting of entities affiliated with GL Capital, Bank of China, CDH, Boying Investments and Ascendent Capital Partners (collectively, the “Buyer Consortium”).

We are proud of the company we have built, our ability to execute well on our growth strategies, and of the continued outstanding performance of our employees over the years. As we have often discussed at our internal employee meetings, however, it is clear that we face many challenges in continuing to operate as an independent, US-based, publicly traded company in the increasingly complex, competitive and ever more price-sensitive China pharmaceuticals market. We believe that these challenges represent considerable long-term risks to our ability to maintain a strong growth trajectory and to meet our financial objectives. Those risks and complex challenges have led the Board to conclude that acquisition by the Buyer Consortium led by GL Capital at this time is the best way to deliver meaningful value to all of our stockholders, while minimizing long-term risk and uncertainty.

As you may know, GL Capital has long been one of SciClone’s largest stockholders, and we have enjoyed a positive relationship with them over the years. Given their knowledge of our business and commitment to our future, and their deep knowledge of the China market as a premier healthcare fund managed from China, we believe that the Buyer Consortium is best positioned to continue growing the business, compete more effectively and invest the necessary resources to further serve our customers and provide high quality medicines to Chinese patients.

We expect that this transaction will be completed during the calendar year 2017, as it is subject to approval by our stockholders and other customary closing conditions. While this process is unfolding, we encourage you to focus on your work without interruption, and continue to perform at your usual very high level of excellence, and not be distracted by outside activities. We will do our best to keep you informed of the progress of the acquisition, and be available to respond to your questions and concerns.

As always, please refer any outside inquiries, which could come from the media, investors or other parties, to Wilson or to me, and keep in mind that we continue to be a publicly traded company whose communications and disclosures must be handled in an appropriate and compliant manner.

Please know that the Board and everyone on the management team respects and appreciates your diligence, commitment and hard work over the years. We are proud of each and every one of you, and hope that you will see this acquisition as an important and positive step forward for our Company, and our employees.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company and the Buyer Consortium. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.sciclone.com under the heading “SEC Filings” in the “Investors and Media” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (650) 358-1447.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from the Company’s stockholders in favor of the proposed transaction. Information about the Company’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of the Company’s stockholders generally, will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction. Additional information about these directors and executive officers is available in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2017, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 9, 2017. To the extent that holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.